July 5, 2006
KIEWIT INVESTMENT FUND LLLP
Instructions for Tender Intention Form
To Indicate Intent to Tender Limited Partnership Units
of Kiewit Investment Fund LLLP
For
the Net Asset Value per Unit, in Cash
Pursuant to the Tender Offer Described Below

      Kiewit Investment Fund LLLP (the “Fund”) has provided you with an offer to purchase, dated July 5, 2006, that describes the Fund’s offer to purchase up to 541 limited partnership units (“Units”) of the Fund (approximately 5% of the outstanding Units), for cash, at a price equal to the net asset value (“NAV”) per Unit determined as of September 29, 2006, on the terms and subject to the conditions set forth in the offer to purchase and the related letter of transmittal. The tender offer is more fully described in the offer to purchase, and you should carefully review the offer to purchase prior to making a decision.
      THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 3:00 P.M., CENTRAL TIME, ON SEPTEMBER 29, 2006, UNLESS THE TENDER OFFER IS EXTENDED AS DESCRIBED IN THE OFFER TO PURCHASE.
      Tendering Units is voluntary. IF YOU DO NOT WISH TO TENDER ANY UNITS, DO NOT FILL OUT THE ATTACHED TENDER INTENTION FORM. If you wish to participate in the tender offer, you may tender only one or more whole Units. However, you may tender all of the Units that you own and if you own less than one whole Unit you must tender the entire fraction of a Unit that you own.
      If you intend to tender Units in the tender offer, the Tender Intention Form or a photocopy of it should be properly filled in, dated and signed, and should be delivered to the address set forth below so that it is received by the Fund on or before July 31, 2006:

Kiewit Investment Fund LLLP
P.O. Box 182913
Columbus, OH 43218-2913
      Completing and returning the Tender Intention Form does not constitute a valid tender of the Units you intend to tender. You must also complete and sign the letter of transmittal designating the number of Units you wish to tender and send the completed letter of transmittal to the Fund at P.O. Box 182913, Columbus, OH 43218-2913, together with any other documents required by the letter of transmittal so that it is received by the Fund before the expiration of the tender offer. The Fund reserves the absolute right to reject tenders it determines not to be in proper form.
      FOR FURTHER INFORMATION OR ASSISTANCE CONCERNING THE TENDER OFFER OR THIS TENDER INTENTION FORM, CONTACT THE FUND AT 1-800-443-4306, FROM 7:00 A.M. TO 5:00 P.M. (CENTRAL TIME), MONDAY THROUGH FRIDAY, OR BY E-MAIL AT kifinfo@bisys.com.

TENDER INTENTION FORM
BOX A: NAME AND ADDRESS OF
LIMITED PARTNER
Please type or print the name of the Limited Partner who is the holder of the Units listed in Box B, exactly as such name appears on the subscription agreement that was executed in connection with the purchase of the Units being tendered, along with the address of the holder.
Name and Address of Limited Partner (type or print)
Name:

Address:

(Zip Code)
Telephone Number:

BOX B: INTENTION TO TENDER UNITS
Please list the number of Units you intend to tender in the tender offer. You may tender only one or more whole Units. However, you may tender all of the Units that you own and if you own less than one whole Unit you must tender the entire fraction of a Unit that you own. If you do not fill in a number, you will be deemed to have indicated an intent to tender all of your Units.
Number of Units the Undersigned Intends to Tender:

Signed By:

(Signature)

Name (Print)
Date:

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